Exhibit 99.1

April 28th, 2022

TO:

On Track Innovations Ltd.

5 Hatnufa St., Yokneam Industrial Zone

Yokneam, Israel, 2069200

Re: Shareholders Position Notice - extraordinary general meeting of On Track Innovations Ltd. (“OTI”)

The Position Notice below is being submitted on behalf of the following shareholders of OTI in connection with the Items included on the agenda of the extraordinary general meeting of OTI scheduled for May 10, 2022.

Name	Number of shares (thousands)
Sandy Leff	3,215
Amjad Khan	250
Massimo Giunta	110
Mark Brody	207
Jeffrey Altman	450
Shem-Tov Cohen	14
Norbert Hell	460
Ariel Lifshitz	1,320
Marshall Rapaport	207
Holger Mueller	1,075
Dr. Ralf Hammer	1,930
Anton Cindric	350
Andreas Siegl	372
Thomas Pott	100
Klaus Erfkämper	200
Andre Barabas	60
Michael Oldenkott	170
H. Strüber	920
S. Strüber	120
Ulli Göttler	400
Recep Aydin	40
Werner Didam	355
Klaus Böer	140
Norbert Wellmann	70
Hartmut Franke	1,351
Eric Herbst	30
Robert Goldenbaum	87
Dirk Lesmann	10
Stephan Schlett	60
Ove Martensen	130
Frederick Sondermann	40
Dario Barbarino	55
Luigina Barbarino	25
Sakellaris Vlamos	621
Peter Seegler	50
Jens Lüpke	60
Holger Lange	100
Lasse Wittke	34
Bernhard Zehetgruber	40

POSITION NOTICE

This Notice presents position of 39 shareholders, with aggregate holding of 20.5% of OTI shares.

We urge other shareholders to consider this position and vote as advised below. We urge shareholders to join us at opposed.proxy@gmail.com

We do not oppose Nayax Ltd.’s expression of interest in OTI and welcome a suitable partnership between the two companies. However, we strongly oppose the current $4.5 million consideration proposed. Our position, as significant and well-informed shareholders, is that the fair value of OTI is much higher.

We see it as an attempt to “squeeze out” minority shareholders, with questionable legality.

Reasons for our position:

1. The consideration of 5.94 cents per share, minus Israeli tax withholding, is not justifiable by any reasonable valuation method, nor does the Proxy pretend so. The Proxy does not explain how this Compensation was determined or negotiated. No fair value determination and no negotiations were done. Company did not make available any appraisal and the shareholders were not presented any “fairness opinion”, or at minimum, a self-appraisal by OTI. Latest funding event, oversubscribed, just nine months ago, was at 17.2 cents per share. Current proposal reflects valuation drop of two-thirds, seeming not to reflect Company’s fair value.

2. Proxy describes negotiation process to have consisted of just one(!) telephone conversation late evening, clearly not a proper and reasonable process for such transaction. We expect OTI’s management to negotiate such fundamental transaction in more careful and adequate manner.

3. For the right investor/partner, the high amount tax losses carry-forwards represent significant value which is expected to be reflected in Company’s valuation.

4. We urge the Company and the Company’s controlling shareholder to disclose any potential connections between them and Nayax and any affiliates thereof (including potential other transactions between them).

5. We understand OTI’s cash-flow needs; that can be addressed in various ways that do not terminally compromise shareholders’ interests, e.g. sale of asset(s), a new Offering, new strategic investor, PIPE, etc.

In summary, this deal was rashly structured, is not based on any objective standard valuation criteria, was not adequately negotiated, the proposed consideration does not reflect the Company’s fair value – therefore proposed transaction does not serve the Company’s and the Company’s shareholders best interests!

In addition, note Question 1b. is phrased in potentially misleading manner, as “double negative”. You may be inclined to vote Against (No) and disqualify. Read carefully.

25% opposition is sufficient to reject proposed deal! Vote against and join our 20.5%.

We intend to vote:

question 1a. Against

question 1b. Yes (read carefully!)

question 2. Against

question 3. Against

We urge other investors to consider this position and vote as advised above. We urge shareholders to join us at opposed.proxy@gmail.com

In addition, we note that shareholders holding OTIVF shares in non-USA bank/brokerage accounts have not received their control-numbered Proxy Cards from bank/brokerage and cannot vote. Therefore, we urge the Company to provide all shareholders with a Personal Proxy Card, as customary, and to delay the voting deadline accordingly.

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